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                                                                    EXHIBIT 99.1


BLUE VALLEY BAN CORP                         NEWS RELEASE
11935 Riley
Overland Park, Kansas 66225-6128             CONTACT:   Mark A. Fortino
                                                        Treasurer
                                                        (913) 338-1000

For Immediate Release Thursday, April 14, 2005

            BLUE VALLEY BAN CORP REPORTS FIRST QUARTER 2005 EARNINGS

Overland Park, Kansas, April 14, 2005 - Blue Valley Ban Corp (OTCBB: BVBC) ("the Company") today announced net income of $796,000, or fully -diluted earnings per share (EPS) of $0.34 for the first quarter of 2005, compared to net income of $710,000, or $0.30 per share for the same period in 2004.

"During the first quarter of 2005, our net interest margin continued the upward trend which began in the latter half of 2004, driven by strong commercial loan growth. We believe that upward momentum will continue in the second quarter" said Robert D. Regnier, Chairman and CEO of Blue Valley Ban Corp.

OPERATING RESULTS

During the first quarter of 2005, net interest income increased 20.3% to $5.0 million compared to $4.2 million for the same period in the prior year, primarily due to expansion of our net interest margin resulting from a higher level of average earning assets . Noninterest income decreased to $2.8 million during this period from $3.4 million in the prior year, a decrease of 17.7%. The principal factor driving the decrease in non-interest income was a decrease in Loans Held for Sale Income resulting from lower mortgage origination volume. Noninterest expense increased marginally, 3.2%, to $6.4 million compared to $6.2 million in the prior year period.

Total assets, loans and deposits at March 31, 2005 were $684.6 million, $521.0 million and $533.3 million, respectively, compared to $626.0 million, $451.7 million and $470.5 million one year earlier, respectively.

ABOUT BLUE VALLEY BAN CORP

Blue Valley Ban Corp is a bank holding company that, through its subsidiaries, provides banking services to business, their owners, professionals and individuals in Johnson County, Kansas. In addition, the Company originates residential mortgages nationwide through its InternetMortgage.com website.



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This release contains forward-looking statements within the meaning of Section
21E of the Securities Exchange Act of 1934, as amended. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of those safe harbor provisions. Forwardlooking statements, which are based on certain assumptions and describe future plans, strategies and expectations of the Company, can generally be identified by use of the words "believe," "expect," "intend," "anticipate," "estimate," "project," or similar expressions. The Company is unable to predict the actual results of its future plans or strategies with certainty. Factors which could have a material adverse effect on the operations and future prospects of the Company include, but are not limited to, fluctuations in market rates of interest and loan and deposit pricing; a deterioration of general economic conditions or the demand for housing in the Company's market areas; a deterioration in the demand for mortgage financing; legislative or regulatory changes; adverse developments in the Company's loan or investment portfolio; any inability to obtain funding on favorable terms; the loss of key personnel; significant increases in competition; potential unfavorable results of litigation, and the possible dilutive effect of potential acquisitions or expansions. These risks and uncertainties should be considered in evaluating forwardlooking statements and undue reliance should not be placed on such statements.

                              BLUE VALLEY BAN CORP
                               FIRST QUARTER 2005
                       CONSOLIDATED FINANCIAL HIGHLIGHTS
               (all dollars in thousands, except per share data)
                                  (unaudited)

Three Months Ended March 31                               2005           2004
                                                          ----           ----
Net interest income                                     $  4,995       $  4,153
Provision for loan losses                                    155            350
Non-interest income                                        2,807          3,412
Non-interest expense                                       6,361          6,162
Net income                                                   796            710
Net income per share - Basic                                0.34           0.31
Net income per share - Diluted                              0.34           0.30
Return on average assets                                    0.48%          0.46%
Return on average equity                                    7.70%          6.92%

At March 31
Assets                                                  $684,643       $626,036
Mortgage loans held for sale                              44,745         32,041
Loans                                                    520,953        451,708
Deposits                                                 533,315        470,545
Stockholders' Equity                                      42,179         41,150